Exhibit 1.2

WARRANT TO PURCHASE ORDINARY SHARES

1. Issuance. For good and valuable consideration as set forth in the Purchase Agreement (as defined below), including without limitation the Purchase Price (as defined in the Purchase Agreement), the receipt and sufficiency of which are hereby acknowledged by EUDA Health Holdings Limited, a British Virgin Islands exempt company (“Company”); Streeterville Capital, LLC, a Utah limited liability company, its successors and/or registered assigns (“Investor”), is hereby granted the right to purchase 2,000,000 fully paid and non-assessable Ordinary Shares of Company (the “Warrant Shares”), as such number may be adjusted from time to time pursuant to the terms and conditions of this Warrant to Purchase Ordinary Shares (this “Warrant”). Certain capitalized terms used herein are defined in Attachment 1 attached hereto and incorporated herein by this reference. Moreover, to the extent any defined terms herein are defined in any other Transaction Document (as so noted herein), such defined term shall remain applicable in this Warrant even if the other Transaction Document has been released, satisfied, or is otherwise cancelled.

This Warrant is being issued pursuant to the terms of that certain Securities Purchase Agreement dated __________, to which Company and Investor are parties (as the same may be amended from time to time, the “Purchase Agreement”). This Warrant was issued to Investor on ________ (the “Issue Date”).

2. Exercise of Warrant.

2.1. General.

(a) This Warrant is exercisable in whole or in part in cash at any time and from time to time commencing on the Issue Date and ending on the date that is ninety (90) days from the Issue Date (the “Cash Exercise Period”). The Cash Exercise Period may be extended by mutual agreement of Company and Investor. Such exercise shall be effectuated by submitting to Company (by delivery to Company or by email) a completed and signed Notice of Exercise substantially in the form attached to this Warrant as Exhibit A (the “Notice of Exercise”). The date a Notice of Exercise is either emailed or delivered to Company shall be the “Exercise Date”. The Notice of Exercise shall be executed by Investor and shall indicate (i) the number of Warrant Shares to be issued pursuant to such exercise, and (ii) if applicable (as provided below), whether the exercise is a cashless exercise. Investor may not, at any time without the written consent of Company, exercise this Warrant for less than the Exercise Price, except for an exercise under Section 2.1(e) below.

(b) During the Cash Exercise Period, Company may require Investor to make a cash exercise under this Warrant (a “Forced Exercise”) if each of the following conditions is met: (i) the Closing Trade Price of the Ordinary Shares is at or above $7.50 for five (5) consecutive Trading Days (the “Measurement Period”); (ii) the cumulative dollar trading volume (as reported by Nasdaq) during the Measurement Period (the “Cumulative Volume”) is at least $1,500,000.00; and (iii) the applicable Warrant Shares would be free trading in Investor’s brokerage account upon delivery and eligible for immediate resale by Investor, and the Ordinary Shares must be trading on Nasdaq (free of any halts, chills, suspensions, etc.). The number of Warrant Shares that Company may require Investor to purchase pursuant to a Forced Exercise will be limited to ten percent (10%) of the Cumulative Volume (the “Forced Exercise Share Limit”). Any Warrant Shares purchased by Investor during the Measurement Period would reduce the maximum number of Warrant Shares Company may require Investor to purchase pursuant to a Forced Exercise. For the avoidance of doubt, no Trading Day used in the Measurement Period for any given Forced Exercise may be used in the Measurement Period of a subsequent Forced Exercise.

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(c) A Forced Exercise shall be effectuated by Company submitting to Investor (by email) a completed and signed Notice of Forced Exercise substantially in the form attached to this Warrant as Exhibit B (the “Notice of Forced Exercise”). The date a Notice of Forced Exercise is emailed to Investor shall be the “Forced Exercise Date”. The Notice of Forced Exercise shall be executed by Company and shall indicate (i) the Measurement Period, (ii) the Cumulative Volume, (iii) the number of Warrant Shares to be purchased by Investor in the Forced Exercise and (iv) the purchase price of the Warrant Shares. In the event that a Forced Exercise, in whole or in part, will violate the Ownership Limitation set forth in Section 2.2 below, Investor shall notify Company in writing within one (1) Trading Day of receipt of the Notice of Forced Exercise if delivery of the number of Warrant Shares requested would cause Investor to exceed the Ownership Limitation or if Investor disputes any of the calculations used in the Notice of Forced Exercise. Investor shall remit to Company within two (2) Trading Days of receipt of a Notice of Forced Exercise the funds to purchase the Warrant Shares set forth in the Notice of Forced Exercise (subject to the Forced Exercise Share Limit) pursuant to the instructions set forth therein (the “Forced Exercise Purchase Price”) along with a written instruction setting forth the DWAC delivery instructions for the Warrant Shares. Such written instruction shall also be delivered by Investor to Company’s Transfer Agent. Upon receipt of the Forced Exercise Purchase Price, Company shall approve the delivery by Company’s Transfer Agent of the applicable Warrant Shares electronically via the DWAC system to the account designated by Investor in accordance with the provisions set forth in Section 2.1(g).

(d) For a period of two (2) weeks following the end of the Cash Exercise Period (the “Repurchase Period”), Company will have the right to repurchase this Warrant from Investor by making a payment to Investor in cash equal to $0.0625 per Warrant Share outstanding under this Warrant.

(e) Notwithstanding any other provision contained herein or in any other Transaction Document to the contrary, on the Expiration Date and provided that there are outstanding Warrant Shares exercisable hereunder, Investor will automatically be deemed to make a “cashless” exercise of this Warrant, and Company shall issue to Investor one (1) Ordinary Share for each ten (10) outstanding Warrant Shares exercised hereunder. At any time following a breach of any term or condition of this Warrant or of any covenant in Section 4 of the Purchase Agreement, Investor will have the right to make a “cashless” exercise of this Warrant by sending a Notice of Exercise to Company, and Company shall issue to Investor one (1) Ordinary Share for each five (5) outstanding Warrant Shares exercised hereunder after sending Company a notice of the breach and five (5) Trading Day opportunity to cure. In the event the “cashless” exercise formula changes pursuant to the foregoing sentence and any unexercised Warrant Shares remain on the Expiration Date, then Investor will be deemed to make a “cashless” exercise on the Expiration Date using the new formula rather than the original formula for all such remaining Warrant Shares.

(f) If the Notice of Exercise elects a “cash” exercise, the Exercise Price per share of Ordinary Shares for the Warrant Shares shall be payable, at the election of Investor, in cash or by certified or official bank check or by wire transfer in accordance with instructions provided by Company at the request of Investor.

(g) Upon the appropriate payment to Company of the Exercise Price for the Warrant Shares, Company shall promptly, but in no case later than the date that is two (2) Trading Days following the date the Exercise Price is paid to Company (or with respect to a “cashless exercise,” the date that is two (2) Trading Days following the Exercise Date or Expiration Date, as applicable) (the “Delivery Date”), and provided that the Registration Statement (as defined in the Purchase Agreement) is effective, or the Warrant Shares are exempt from registration pursuant to Rule 144 or other applicable exemption approve the delivery by Company’s Transfer Agent of the applicable Warrant Shares electronically via the DWAC system to the account designated by Investor on the Notice of Exercise. Notwithstanding the foregoing, on up to two (2) occasions the Delivery Date will be extended at Company’s election to five (5) Trading Days. Notwithstanding anything herein to the contrary, Company shall not be in breach of this Warrant or be charged any Late Fees (as defined below), if Investor or its broker is the cause of any failure by Company or its Transfer Agent to timely deliver Warrant Shares.

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(h) If Warrant Shares are delivered later than the applicable Delivery Date, Company agrees to pay, in addition to all other remedies available to Investor in the Transaction Documents, a late charge equal to the greater of (i) $500.00 and (ii) 2% of the product of (1) the number of Ordinary Shares not issued to Investor on a timely basis and to which Investor is entitled multiplied by (2) the daily VWAP of the Ordinary Shares on the Delivery Date, rounded to the nearest multiple of $100.00 (such resulting amount, the “Warrant Share Value”) (but in any event the cumulative amount of such late fees for each exercise shall not exceed 200% of the Warrant Share Value), per Trading Day until such Warrant Shares are delivered (the “Late Fees”). Company acknowledges and agrees that the failure to timely deliver Warrant Shares hereunder is a material breach of this Warrant and that the Late Fees are properly charged as liquidated damages to compensate Investor for such breach. Company shall pay any Late Fees incurred under this subsection in immediately available funds upon demand. Finally, in the event Company fails to timely deliver any Warrant Shares to Investor, then at any time after the Delivery Date Investor may elect, in its sole discretion, to require Company to pay to Investor a cash amount equal to (i) the total amount of all Late Fees that have accumulated, plus (ii) the product of the number of Warrant Shares deliverable to Investor on such date if it were to exercise this Warrant with respect to the remaining number of Warrant Shares (including the Warrant Shares not previously delivered) as of such date multiplied by the Closing Trade Price of the Ordinary Shares on the Delivery Date, minus a dollar amount equal to the product of the remaining number of Warrant Shares as of such date multiplied by the Exercise Price (the “Cash Settlement Amount”). At such time as Investor makes an election to require Company to pay to it the Cash Settlement Amount, such obligation of Company shall be a valid and binding obligation of Company and shall for all purposes be deemed to be a debt obligation of Company owed to Investor as of the date it makes such election. Upon Company’s payment of the Cash Settlement Amount to Investor, this Warrant shall be deemed to have been satisfied. In addition, and for the avoidance of doubt, even if Company could not deliver the number of Warrant Shares deliverable to Investor if it were to exercise this Warrant with respect to the remaining number of Warrant Shares on the date of repayment due to the provisions of Section 2.2, the provisions of Section 2.2 will not apply with respect to Company’s payment of the Cash Settlement Amount.

2.2. Ownership Limitation. Notwithstanding anything to the contrary contained in this Warrant or the other Transaction Documents, if at any time Investor shall or would be issued Ordinary Shares, but such issuance would cause Investor (together with its affiliates) to own a number of shares exceeding 9.99% of the number of Ordinary Shares outstanding on such date (the “Maximum Percentage”), Company must not issue to Investor Ordinary Shares which would exceed the Maximum Percentage. The Maximum Percentage is enforceable, unconditional and non-waivable and shall apply to all affiliates and assigns of Investor.

3. Rights of Investor. Investor shall not, by virtue of this Warrant alone, be entitled to any rights of a stockholder in Company, either at law or in equity, and the rights of Investor with respect to or arising under this Warrant are limited to those expressed in this Warrant and are not enforceable against Company except to the extent set forth herein.

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4. Adjustments.

4.1. Capital Adjustments. If Company shall at any time prior to the expiration of this Warrant subdivide the Ordinary Shares, by split-up or stock split, or otherwise, or combine its Ordinary Shares, or issue additional shares of its Ordinary Shares as a dividend, the number of Warrant Shares issuable upon the exercise of this Warrant shall forthwith be automatically increased proportionately in the case of a subdivision, split or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price and other applicable amounts, but the aggregate purchase price payable for the total number of Warrant Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 4.1 shall become effective automatically at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

4.2. Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization, or change in the capital stock of Company (other than as a result of a subdivision, combination, or stock dividend provided for in Section 4.1 above), then Company shall make appropriate provision so that Investor shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities and property receivable in connection with such reclassification, reorganization, or change by a holder of the same number of shares of Ordinary Shares as were purchasable by Investor immediately prior to such reclassification, reorganization, or change. In any such case appropriate provisions shall be made with respect to the rights and interest of Investor so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the purchase price per Warrant Share payable hereunder, provided the aggregate purchase price shall remain the same.

5. Certificate as to Adjustments. In each case of any adjustment or readjustment in the number or kind of shares issuable on the exercise of this Warrant, or in the Exercise Price, pursuant to the terms hereof, Company at its expense will promptly cause its Chief Financial Officer or other appropriate designee to compute such adjustment or readjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (a) the consideration received or receivable by Company for any additional Ordinary Shares issued or sold or deemed to have been issued or sold, (b) the number of Ordinary Shares outstanding or deemed to be outstanding, and (c) the Exercise Price and the number of Ordinary Shares to be received upon exercise of this Warrant, in effect immediately prior to such adjustment or readjustment and as adjusted or readjusted as provided in this Warrant. Nothing in this Section 5 shall be deemed to limit any other provision contained herein.

6. Transfer to Comply with the Securities Act. Neither this Warrant nor the Warrant Shares may be sold, transferred, pledged or hypothecated without (a) an effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”). relating to such security or (b) an opinion of counsel reasonably satisfactory to Company that registration is not required under the 1933 Act; provided, however, that the foregoing restrictions on transfer shall not apply to the transfer of the Warrant to an affiliate of Investor. Until such time as registration has occurred under the 1933 Act, each certificate for this Warrant and any Warrant Shares shall contain a legend, in form and substance satisfactory to counsel for Company, setting forth the restrictions on transfer contained in this Section 6; provided, however, that Company acknowledges and agrees that any such legend shall be removed from all book entry issuances for DTC Eligible Ordinary Shares delivered hereunder as such Ordinary Shares is cleared and converted into electronic shares by the DTC, and nothing contained herein shall be interpreted to the contrary. Upon receipt of a duly executed assignment of this Warrant, Company shall register the transferee thereon as the new holder on the books and records of Company and such transferee shall be deemed a “registered holder” or “registered assign” for all purposes hereunder, and shall have all the rights of Investor under this Warrant; provided, however, that such transferee shall agree, in writing, to be bound by the provisions of the Transaction Documents in such form as may be reasonably acceptable to Company. Until this Warrant is transferred on the books of Company, Company may treat Investor as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

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7. Notices. Any notice required or permitted hereunder shall be given in the manner provided in the subsection titled “Notices” in the Purchase Agreement, the terms of which are incorporated herein by reference.

8. Supplements and Amendments; Entire Agreement. This Warrant may be amended or supplemented only by an instrument in writing signed by the parties hereto. This Warrant, together with the Purchase Agreement, contains the full understanding of the parties hereto with respect to the subject matter hereof and thereof and there are no representations, warranties, agreements or understandings with respect to the subject matter hereof and thereof other than as expressly contained herein and therein.

9. Purchase Agreement; Arbitration of Disputes; Calculation Disputes. This Warrant is subject to the terms, conditions and general provisions of the Purchase Agreement, including without limitation the Arbitration Provisions (as defined in the Purchase Agreement). In addition, notwithstanding the Arbitration Provisions, in the case of a dispute as to any Calculation (as defined in the Purchase Agreement), such dispute will be resolved in the manner set forth in the Purchase Agreement.

10. Governing Law; Venue. This Warrant shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. The provisions set forth in the Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference.

11. Waiver of Jury Trial. COMPANY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS WARRANT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING UNDER COMMON LAW OR ANY APPLICABLE STATUTE, LAW, RULE OR REGULATION. FURTHER, COMPANY ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND TRIAL BY JURY.

12. Remedies. The remedies at law of Investor under this Warrant in the event of any default or threatened default by Company in the performance of or compliance with any of the terms of this Warrant may not be adequate and, without limiting any other remedies available to Investor in the Transaction Documents, at law or equity, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise without the obligation to post a bond.

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13. Liquidated Damages. Company and Investor agree that in the event Company fails to comply with any of the terms or provisions of this Warrant, Investor’s damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties’ inability to predict future interest rates, future share prices, future trading volumes and other relevant factors. Accordingly, Investor and Company agree that any fees or other charges assessed under this Warrant are not penalties but instead are intended by the parties to be, and shall be deemed, liquidated damages (under Investor’s and Company’s expectations that any such liquidated damages will tack back to the Issue Date for purposes of determining the holding period under Rule 144 under the 1933 Act, if applicable).

14. Attorneys’ Fees. In the event of any arbitration, litigation or dispute arising from this Warrant, the parties agree that the unsuccessful party to such action agrees to pay to the prevailing party all costs and expenses, including reasonable attorneys’ fees incurred therein, including the same with respect to an appeal. The “prevailing party” shall be the party in whose favor a judgment is entered, regardless of whether judgment is entered on all claims asserted by such party and regardless of the amount of the judgment; or where, due to the assertion of counterclaims, judgments are entered in favor of and against both parties, then the arbitrator shall determine the “prevailing party” by taking into account the relative dollar amounts of the judgments or, if the judgments involve nonmonetary relief, the relative importance and value of such relief. Nothing herein shall restrict or impair an arbitrator’s or a court’s power to award fees and expenses for frivolous or bad faith pleading.

15. Counterparts. This Warrant may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Signatures delivered via facsimile or email shall be considered original signatures for all purposes hereof.

16. Severability. Whenever possible, each provision of this Warrant shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be invalid or unenforceable in any jurisdiction, such provision shall be modified to achieve the objective of the parties to the fullest extent permitted and such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Warrant or the validity or enforceability of this Warrant in any other jurisdiction.

17. Time is of the Essence. Time is expressly made of the essence with respect to each and every provision of this Warrant.

18. Descriptive Headings. Descriptive headings of the sections of this Warrant are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

[Remainder of page intentionally left blank; signature page follows]

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IN WITNESS WHEREOF, Company has caused this Warrant to be duly executed by an officer thereunto duly authorized as of the Issue Date.

COMPANY:

EUDA Health Holdings Limited

By:
Alfred Lim, Chief Executive Officer

[Signature Page to Warrant]

ATTACHMENT 1

DEFINITIONS

For purposes of this Warrant, the following terms shall have the following meanings:

A1. “Closing Bid Price” and “Closing Trade Price” means the last closing trade price for the Ordinary Shares on its principal market, as reported by Nasdaq.

A2. “DTC” means the Depository Trust Company or any successor thereto.

A3. “DTC Eligible” means, with respect to the Ordinary Shares, that such Ordinary Shares is eligible to be deposited in certificate form at the DTC, cleared and converted into electronic shares by the DTC and held in the name of the clearing firm servicing Investor’s brokerage firm for the benefit of Investor.

A4. “DTC/FAST Program” means the DTC’s Fast Automated Securities Transfer program.

A5. “DWAC” means the DTC’s Deposit/Withdrawal at Custodian system.

A6. “Exercise Price” means $6.00 per share.

A7. “Expiration Date” means the Trading Day immediately following the end of the Repurchase Period.

A8. “Nasdaq” means the Nasdaq Stock Market.

A9. “Ordinary Shares” means Company’s ordinary shares, no par value per share.

A10. “SEC” means the United States Securities and Exchange Commission.

A11. “Trading Day” means any day Nasdaq is open for trading.

A12. “Transaction Documents” means the Purchase Agreement, this Warrant, and all other documents, certificates, instruments and agreements entered into or delivered in conjunction therewith, as the same may be amended from time to time.

A13. “VWAP” means the volume-weighted average price of the Ordinary Shares on the principal market for a particular Trading Day or set of Trading Days, as the case may be, as reported by Bloomberg.

Attachment 1 to Warrant #1, Page 1

EXHIBIT A

NOTICE OF EXERCISE OF WARRANT

TO:	EUDA HEALTH HOLDINGS LIMITED
ATTN: _______________
VIA FAX TO: ( )______________ EMAIL: ______________

The undersigned hereby irrevocably elects to exercise the right, represented by the Warrant to Purchase Ordinary Shares dated as of _________ (the “Warrant”), to purchase the Ordinary Shares, no par value (“Ordinary Shares”), of EUDA Health Holdings Limited, and tenders herewith payment in accordance with Section 2 of the Warrant, as follows:

_______         CASH EXERCISE:

Warrant Shares: _______________________

Exercise Price: $_______________________

Purchase Price: $___________________ = (Exercise Price x Warrant Shares)

Payment is being made by:

_____         enclosed check

_____         wire transfer

_____         other

_______         CASHLESS EXERCISE:

Net number of Warrant Shares to be issued to Investor: ______*

It is the intention of Investor to comply with the provisions of Section 2.2 of the Warrant regarding certain limits on Investor’s right to receive shares thereunder. Investor believes this exercise complies with the provisions of such Section 2.2. Nonetheless, to the extent that, pursuant to the exercise effected hereby, Investor would receive more Ordinary Shares than permitted under Section 2.2, Company shall not be obligated and shall not issue to Investor such excess shares until such time, if ever, that Investor could receive such excess shares without violating, and in full compliance with, Section 2.2 of the Warrant.

As contemplated by the Warrant, this Notice of Exercise is being sent by email or by facsimile to the fax number and officer indicated above.

If this Notice of Exercise represents the full exercise of the outstanding balance of the Warrant, Investor will surrender (or cause to be surrendered) the Warrant to Company at the address indicated above by express courier within five (5) Trading Days after the Warrant Shares to be delivered pursuant to this Notice of Exercise have been delivered to Investor.

Exhibit A to Warrant, Page 1

To the extent the Warrant Shares are not able to be delivered to Investor via the DWAC system, please deliver certificates representing the Warrant Shares to Investor via reputable overnight courier after receipt of this Notice of Exercise (by facsimile transmission or otherwise) to:

_____________________________________

_____________________________________

_____________________________________

Dated: __________________________________________

[Name of Investor]

By:

Exhibit A to Warrant, Page 2

EXHIBIT B

NOTICE OF FORCED OF WARRANT

TO:	Streeterville Capital, LLC
Attn: John M. Fife
297 Auto Mall Drive #4
St. George, Utah 84770
E-Mail: jfife@chicagoventure; cstalcup@chicagoventure.com

The undersigned hereby irrevocably elects to exercise the right, represented by the Warrant to Purchase Ordinary Shares dated as of ________ (the “Warrant”), to force the exercise of the Warrant and purchase the Ordinary Shares, no par value (“Ordinary Shares”), of EUDA Health Holdings Limited, as follows:

Measurement Period: _______________________

Cumulative Volume:

Number of Warrant Shares to be Purchased: _______________________

Purchase Price: $___________________ = (Exercise Price x Warrant Shares)

Payment should be made by wire transfer using the following instructions:

As contemplated by the Warrant, this Notice of Forced Exercise is being sent by email to the email address and officer indicated above.

Dated: __________________________________________

[Name of Company Officer]

By:

Exhibit B to Warrant, Page 1